Exhibit 99.01

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	December 31,	January 1,
	2011	2011
ASSETS
Current assets:
Cash	$2,647,478	$204,340
Receivables, net of allowances	5,955,683	2,011,241
Inventories	90,375,824	79,417,087
Prepaid expenses and other current assets	8,717,141	6,891,261

Total current assets	107,696,126	88,523,929

Property and equipment, net	59,451,248	58,925,620
Intangible assets, net	25,276,751	25,524,016
Other long-term assets	2,487,402	2,057,363

Total assets	$194,911,527	$175,030,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,682,063	$35,694,830
Accrued expenses and other current liabilities	22,315,818	20,393,614

Total current liabilities	71,997,881	56,088,444

Deferred rent liabilities	16,632,995	15,344,004
Long-term debt	41,905,144	40,390,034

Total liabilities	130,536,020	111,822,482

Total stockholders’ equity	64,375,507	63,208,446

Total liabilities and stockholders’ equity	$194,911,527	$175,030,928

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
Net revenues	$74,535,103	$72,884,488	$387,266,900	$351,851,394
Cost of products sold	47,368,598	49,520,381	252,161,117	232,311,169

Gross profit	27,166,505	23,364,107	135,105,783	119,540,225

Selling, general and administrative	33,082,810	27,214,422	132,023,943	120,377,666
Store pre-opening expenses	349,918	240,688	995,213	737,898
Store closing, lease termination and impairment charges	—	1,133,212	182,914	2,705,836

Total operating expenses	33,432,728	28,588,322	133,202,070	123,821,400

Operating income (loss)	(6,266,223)	(5,224,215)	1,903,713	(4,281,175)

Interest expense	493,611	455,942	1,684,250	1,262,053
Other income (expense), net	33,264	2,925	76,017	67,781

Income (loss) before income taxes	(6,726,570)	(5,677,232)	295,480	(5,475,447)

Income tax benefit (expense)	120,707	(38,784)	(387,683)	(17,898)

Net loss	$(6,605,863)	$(5,716,016)	$(92,203)	$(5,493,345)

Net loss per common share:
Basic	$(0.41)	$(0.35)	$(0.01)	$(0.34)
Diluted	$(0.41)	$(0.35)	$(0.01)	$(0.34)